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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 3, 2013
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

2014 General Rate Case

On May 3, 2013, the California Public Utilities Commission’s (“CPUC”) Division of Ratepayer Advocates (“DRA”) submitted testimony in Pacific Gas and Electric Company’s (“Utility”) 2014 General Rate Case (“GRC”).  In the GRC, the CPUC will determine the annual amount of revenues (“revenue requirements”) that the Utility is authorized to collect through rates for its electric generation operations and for its electric and natural gas distribution operations for 2014 through 2016.  In its November 2012 application, the Utility requested that the CPUC increase the Utility’s revenue requirements for 2014 by $1.28 billion over the comparable amount for 2013 that was previously authorized. (Taking into account the changes to the Utility’s cost of capital authorized by the CPUC in December 2012, the Utility’s adjusted request equals $1.24 billion.)

Instead of the Utility’s requested increase, the DRA has recommended that the Utility’s 2014 revenue requirements be reduced by $162 million.  The DRA has recommended attrition adjustments of $168 million for 2015 and $159 million for 2016, significantly below the Utility’s requested attrition increases, as adjusted, of $475 million for 2015 and $485 million for 2016.  The following table compares the Utility’s forecasted annual increases as requested in the Utility’s November 2012 application (and as adjusted to reflect its authorized cost of capital) with the DRA’s recommended amounts:

($ in millions)
	Forecasted Increase in the GRC Application	Forecasted Increase, as Adjusted for Authorized Cost of Capital	DRA Recommendation Reflecting Authorized Cost of Capital	Difference Between Utility’s Forecasted Increase, as Adjusted, and the DRA’s Recommendation
2014	$1,282	$1,237	$(162)	$(1,399)
2015	492	475	168	(307)
2016	504	485	159	(326)

In 2014, the $1,399 million difference between the Utility’s request and the DRA’s recommendation reflects reductions in funding for various safety, reliability, and customer service improvements.  The DRA recommends reductions in programs across all lines of business, including programs such as gas leak survey and repair, electric safety and reliability, as well as reduced investments in the Utility’s hydroelectric facilities and the Diablo Canyon nuclear power plant.  The DRA also recommends reductions to customer outreach and other customer service programs; administrative and general expenses, including employee incentive compensation and benefits; and general business expenses such as insurance.  The DRA recommends that the CPUC moderate impacts on customer rates by reducing the amount of depreciation recovered through rates to approximately $160 million as compared to the $495 million increase supported by the Utility’s depreciation rate study.  The difference also reflects the DRA’s recommendation that the Utility's capital expenditures for electric and gas distribution and electric generation be reduced by $1.0 billion in 2014, as compared to the Utility’s projection of average annual capital expenditures of $4.0 billion from 2014 to 2016.  (Capital expenditures related to the GRC do not include projected capital spending related to electric and gas transmission and other separately funded capital projects.)

The following table shows the differences between the Utility’s requested increases in 2014 revenue requirements by line of business (as adjusted for its authorized cost of capital) and the DRA’s recommended amounts:

($ in millions)
Line of Business	Utility’s 2014 Request (Adjusted for Authorized Cost of Capital)	DRA’s Recommendation Reflecting Authorized Cost of Capital	Difference
Electric Distribution	$566	$(146)	$(712)
Gas Distribution	471	83	(388)
Electric Generation	200	(99)	(299)

Testimony from other parties is scheduled to be submitted by May 17, 2013.  The Utility’s response to the recommendations of the DRA and other parties is due on June 28, 2013.  The schedule contemplates hearings to be held this summer, followed by a proposed decision to be released by November 19, 2013, and a final CPUC decision to be issued by December 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: May 6, 2013	By:	DINYAR B. MISTRY
DINYAR B. MISTRY Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

Dated: May 6, 2013	By:	DINYAR B. MISTRY
DINYAR B. MISTRY Vice President, Chief Financial Officer, and Controller